Independent Auditors' Consent

The Board of Directors
Six Flags, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-76595 and 333-51716) on Form S-3 and in the registration statement (No. 333-59249) on Form S-8 of Six Flags, Inc. of our report dated March 2, 2001, relating to the consolidated balance sheets of Six Flags, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and other comprehensive income
(loss) and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Six Flags, Inc.

                                                            KPMG LLP

Oklahoma City, Oklahoma
March 29, 2001